Exhibit 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062
Graphic Packaging Holding Company Reports First Quarter 2011 Results
Financial Highlights
•	Q1 Earnings per Share were $0.08 versus Adjusted Earnings per Share of $0.04 in the prior year period.

•	Q1 Net Sales declined 0.3% versus the prior year period.

•	Q1 EBITDA was $142.7 million versus Adjusted EBITDA of $144.8 million in the prior year period.

•	Q1 Net Cash Provided by Operations was $6.1 million compared to Cash Used by Operations of $(25.2) million in the prior year period.
MARIETTA, GA, April 21, 2011. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported Net Income for first quarter 2011 of $26.7 million, or $0.08 per share based upon 349.8 million weighted average diluted shares. This compares to first quarter 2010 Net Income of $6.3 million, or $0.02 per share and Adjusted Net Income of $14.8 million, or $0.04 per share based upon 346.9 million weighted average diluted shares. First quarter 2010 Adjusted Net Income excludes $8.5 million of Charges Associated with the Combination with Altivity Packaging, LLC.
“The first quarter was solid despite the negative impact that severe weather had on volumes along with the rapid increase of input costs,” said CEO David Scheible. “Our volumes were down considerably in the month of February as winter storms disrupted the overall supply chain and forced the closure of a number of our facilities as well as many of our customers’ manufacturing sites. At the same time, we continued to experience higher costs for secondary fiber and many petro-based chemicals, as crude remained over $100 a barrel.”
“Our volumes returned to normal levels in March and we expect the positive pricing momentum to carry forward. This, along with accelerated cost reduction efforts, including the recently announced transition of our Cincinnati beverage operations to our West Monroe, Louisiana and Perry, Georgia plants, should more than offset the impact of input cost inflation this year.”
“While the closing of the Cincinnati facility was a difficult decision, it was a necessary step in our ongoing efforts to align our manufacturing footprint to the changing needs of the market. This plan includes an expansion to the Perry site and will further capitalize on Perry and West Monroe’s close proximity to the Macon and West Monroe mills, respectively.”
“Finally, we are pleased with the result of last week’s stock offering and will use the proceeds to accelerate debt reduction and to finance the acquisition of Sierra Pacific Packaging. Sierra provides us with a strategic west coast location and will further integrate our Santa Clara, CA mill. It also provides us with a platform for growth into the craft beer and wine box markets. We expect to begin to realize synergies from this acquisition in the second half of 2011.”
Net Sales
Net sales decreased 0.3% to $1,000.6 million during first quarter 2011, compared to first quarter 2010 net sales of $1,004.1 million. The slight decline resulted from approximately $32 million of lower volumes and mix, partially offset by approximately $24 million of increased pricing and approximately $4 million of favorable exchange rates.
On a segment basis, Paperboard Packaging sales, which comprised 82.4% of total first quarter net sales, decreased 1.2% compared to the first quarter of 2010. The slight decline reflected the negative volume impact related to the severe weather conditions in February. Net sales in the

Flexible Packaging segment increased 3.6% compared to the first quarter of 2010. The increase was primarily the result of continued inflationary price recovery.
Attached is supplemental data showing net sales and net tons sold by business segment for the first quarter of 2011 and each quarter of 2010.
EBITDA
EBITDA for first quarter 2011 was $142.7 million. This compares to first quarter 2010 EBITDA of $136.3 million and Adjusted EBITDA of $144.8 million. When comparing against the prior year quarter, EBITDA in the first quarter of 2011 was negatively impacted by approximately $36 million of input cost inflation, approximately $7 million of higher benefits and long-term stock-based incentives, and approximately $6 million of lower volumes and mix. First quarter 2011 EBITDA was positively impacted by approximately $24 million from increased pricing and approximately $23 million of net operating performance and cost reduction initiatives.
Other Results
Taking cash and cash equivalents into account, total Net Debt at the end of the first quarter 2011 was $2,470.9 million. This represents a reduction of $224 million in net debt since March 31, 2010. The Company’s Net Leverage Ratio decreased to 4.32 times Adjusted EBITDA at the end of the first quarter 2011 from 4.72 times Adjusted EBITDA at March 31, 2010. At the end of the first quarter 2011, the Company had available liquidity of approximately $472.7 million including the undrawn availability under its $400 million revolving credit facility.
Net Cash Provided by Operations was $6.1 million in the first quarter of 2011 compared to Net Cash Used by Operations of $(25.2) million in the first quarter of 2010.

Net interest expense was $39.3 million in first quarter 2011 compared to $45.0 million in first quarter 2010. The decrease was due to both lower debt balances and lower interest rates.
First quarter 2011 Income Tax Expense was $2.9 million compared to Income Tax Expense of $8.6 million in the first quarter of 2010. The reduction was primarily due to a portion of goodwill being fully amortized at the end of 2010 and certain discrete events including the revision of state tax positions and the expiration of the statute of limitation associated with reserves in a foreign jurisdiction. The Company has a $1.3 billion net operating loss carry-forward which may be available to offset future taxable income in the United States.
Capital expenditures for first quarter 2011 were $36.8 million compared to $18.2 million in the first quarter of 2010. The increase was driven by additional spending to improve process capability and reduce costs.
Under the terms of its Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio. As of March 31, 2011, the Company’s ratio was 2.74 to 1.00, in compliance with the required maximum ratio of 4.75 to 1.00. The calculation of this ratio, along with a tabular reconciliation of EBITDA, Adjusted EBITDA, Credit Agreement EBITDA, Adjusted Net Income and Net Leverage Ratio, is attached to this release.
Earnings Call
The Company will host a conference call at 10:00 am eastern time today (April 21, 2011) to discuss the results of first quarter 2011. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID#58926865). Listeners may also access the audio webcast, along with a slide presentation, at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 800-642-1687.

Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, price increases, input cost inflation, and synergies from the Sierra Pacific Packaging Acquisition, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company’s net operating loss offset to taxable income, and those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company’s web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
In millions, except per share amounts	2011	2010

Net Sales	$1,000.6	$1,004.1
Cost of Sales	842.4	858.3
Selling, General and Administrative	89.5	77.4
Other Expense, Net	0.1	0.3
Restructuring and Other Special Charges	—	8.5

Income from Operations	68.6	59.6

Interest Expense, Net	(39.3)	(45.0)

Income before Income Taxes and Equity Income of Unconsolidated Entities	29.3	14.6

Income Tax Expense	(2.9)	(8.6)

Income before Equity Income of Unconsolidated Entities	26.4	6.0

Equity Income of Unconsolidated Entities	0.3	0.3

Net Income	$26.7	$6.3

Income Per Share — Basic	$0.08	$0.02
Income Per Share — Diluted	$0.08	$0.02

Weighted Average Number of Shares Outstanding — Basic	344.2	343.4
Weighted Average Number of Shares Outstanding — Diluted	349.8	346.9

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
In millions, except share and per share amounts	2011	2010

ASSETS
Current Assets:
Cash and Cash Equivalents	$109.1	$138.7
Receivables, Net	409.2	382.2
Inventories, Net	490.5	417.3
Other Current Assets	72.8	75.4

Total Current Assets	1,081.6	1,013.6

Property, Plant and Equipment, Net	1,623.0	1,641.5
Goodwill	1,206.3	1,205.2
Intangible Assets, Net	565.5	576.6
Other Assets	47.7	47.7

Total Assets	$4,524.1	$4,484.6

LIABILITIES
Current Liabilities:
Short-Term Debt and Current Portion of Long-Term Debt	$26.9	$26.0
Accounts Payable	359.0	361.5
Interest Payable	41.3	28.4
Other Accrued Liabilities	165.4	179.8

Total Current Liabilities	592.6	595.7

Long-Term Debt	2,553.1	2,553.1
Deferred Income Tax Liabilities	244.2	241.1
Other Noncurrent Liabilities	342.5	347.7

Total Liabilities	3,732.4	3,737.6

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 343,730,747 and 343,698,778 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	3.4	3.4
Capital in Excess of Par Value	1,967.4	1,965.2
Accumulated Deficit	(981.6)	(1,008.3)
Accumulated Other Comprehensive Loss	(197.5)	(213.3)

Total Shareholders’ Equity	791.7	747.0

Total Liabilities and Shareholders’ Equity	$4,524.1	$4,484.6

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
In millions	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$26.7	$6.3
Noncash Items Included in Net Income:
Depreciation and Amortization	71.0	74.3
Deferred Income Taxes	2.8	7.9
Amount of Postretirement Expense Less Than Funding	(3.0)	(1.4)
Other, Net	7.7	7.0
Changes in Operating Assets & Liabilities	(99.1)	(119.3)

Net Cash Provided by (Used in) Operating Activities	6.1	(25.2)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(36.8)	(18.2)
Other, Net	(0.8)	(1.1)

Net Cash Used in Investing Activities	(37.6)	(19.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Revolving Credit Facilities	11.2	96.0
Payments on Revolving Credit Facilities	(10.6)	(95.8)
Other, Net	0.1	—

Net Cash Provided by Financing Activities	0.7	0.2

Effect of Exchange Rate Changes on Cash	1.2	0.1

Net Decrease in Cash and Cash Equivalents	(29.6)	(44.2)

Cash and Cash Equivalents at Beginning of Period	138.7	149.8

Cash and Cash Equivalents at End of Period	$109.1	$105.6

Reconciliation of Non-GAAP Financial Measures
The tables below set forth the calculation of the Company’s earnings before interest expense, income tax expense, equity income of unconsolidated entities, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio. Adjusted EBITDA and Adjusted Net Income exclude charges associated with the Company’s combination with Altivity Packaging, LLC and other Restructuring and Other Special (Credits) Charges. The Company’s management believes that the presentation of EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio provides useful information to investors because these measures are regularly used by management in assessing the Company’s performance. EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP.
EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our EBITDA, Adjusted EBITDA, Adjusted Net Income and Net Leverage Ratio may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	Three Months Ended
	March 31,
In millions, except per share amounts	2011	2010

Net Income	$26.7	$6.3
Add (Subtract):
Income Tax Expense	2.9	8.6
Equity Income of Unconsolidated Entities	(0.3)	(0.3)
Interest Expense, Net	39.3	45.0
Depreciation and Amortization	74.1	76.7

EBITDA	142.7	136.3
Charges Associated with Combination with Altivity	—	8.5

Adjusted EBITDA	$142.7	$144.8

Net Income	$26.7	$6.3
Charges Associated with Combination with Altivity	—	8.5

Adjusted Net Income	$26.7	$14.8

Per Share — Basic and Diluted
Net Income	$0.08	$0.02
Charges Associated with Combination with Altivity	—	0.02

Adjusted Net Income*	$0.08	$0.04

*	May not foot due to rounding

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)

		Twelve Months Ended
	March 31,	March 31,	December 31,
In millions	2011	2010	2010

Net Income	$31.1	$90.9	$10.7
Add (Subtract):
Income Tax Expense	21.8	23.4	27.5
Equity Income of Unconsolidated Entities	(1.6)	(1.4)	(1.6)
Interest Expense, Net	168.8	189.2	174.5
Depreciation and Amortization	296.7	321.6	299.3

EBITDA	516.8	623.7	510.4
Charges Associated with Combination with Altivity	46.6	67.6	55.1
Asset Impairment and Shutdown Charges	—	10.7	—
Loss on Modification or Extinguishment of Debt	8.4	7.1	8.4
Alternative Fuel Tax Credits Net of Expenses	—	(137.8)	—

Adjusted EBITDA	$571.8	$571.3	$573.9

	March 31,	March 31,	December 31,
Calculation of Net Debt:	2011	2010	2010

Short-Term Debt and Current Portion of Long-Term Debt	$26.9	$17.3	$26.0
Long-Term Debt	2,553.1	2,783.2	2,553.1
Less:
Cash and Cash Equivalents	(109.1)	(105.6)	(138.7)

Total Net Debt	$2,470.9	$2,694.9	$2,440.4

Net Leverage Ratio (Net Debt/Adjusted EBITDA)	4.32	4.72	4.25

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)
The Credit Agreement dated May 16, 2007, as amended (“the Credit Agreement”) and the indentures governing the Company’s 9.5% Senior Subordinated Notes due 2013, 9.5% Senior Notes due 2017 and 7.875% Senior Notes due 2018 (“the Notes”) limit the Company’s ability to incur additional indebtedness. Additional covenants contained in the Credit Agreement, among other things, restrict the ability of the Company to dispose of assets, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, and engage in certain transactions with affiliates. Such restrictions, together with the highly leveraged nature of the Company and disruptions in the credit markets, could limit the Company’s ability to respond to changing market conditions, fund its capital spending program, provide for unexpected capital investments or take advantage of business opportunities.
Under the terms of the Credit Agreement, the Company must comply with a maximum consolidated secured leverage ratio, which is defined as the ratio of: (a) total long-term and short-term indebtedness of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), plus the aggregate cash proceeds received by the Company and its subsidiaries from any receivables or other securitization but excluding therefrom (i) all unsecured indebtedness, (ii) all subordinated indebtedness permitted to be incurred under the Credit Agreement, and (iii) all secured indebtedness of foreign subsidiaries to (b) Adjusted EBITDA, which we refer to as Credit Agreement EBITDA(1). Pursuant to this financial covenant, the Company must maintain a maximum consolidated secured leverage ratio of less than the following:

Maximum Consolidated
Secured Leverage Ratio(1)
October 1, 2009 and thereafter	4.75 to 1.00
Note:
(1)	Credit Agreement EBITDA is defined in the Credit Agreement as consolidated net income before consolidated net interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, any income or loss accounted for by the equity method of accounting, and projected run rate cost savings, prior to or within a twelve month period.
At March 31, 2011, the Company was in compliance with the financial covenant in the Credit Agreement and the ratio was as follows:
     Consolidated Secured Leverage Ratio — 2.74 to 1.00
The Company’s management believes that presentation of the consolidated secured leverage ratio and Credit Agreement EBITDA herein provides useful information to investors because borrowings under the Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Credit Agreement is dependent on, among other things, its compliance with the financial ratio covenant. Any failure by the Company to comply with this financial covenant could result in an event of default, absent a waiver or amendment from the lenders under such agreement, in which case the lenders may be entitled to declare all amounts owed to be due and payable immediately.
Credit Agreement EBITDA is a financial measure not calculated in accordance with U.S. GAAP, and is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Credit Agreement EBITDA should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, Credit Agreement EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies because other companies may not calculate Credit Agreement EBITDA in the same manner as the Company does.

The calculations of the components of the maximum consolidated secured leverage ratio for and as of the period ended March 31, 2011 are listed below:

Twelve Months Ended
In millions	March 31, 2011

Net Income	$31.1
Income Tax Expense	21.8
Interest Expense, Net	168.8
Depreciation and Amortization	285.4
Equity Income of Unconsolidated Entities, Net of Dividends	(0.2)
Other Non-Cash Charges	40.0
Merger Related Expenses	46.6
Losses Associated with Sale/Write-Down of Assets	5.6
Other Non-Recurring/Extraordinary/Unusual Items	8.4
Projected Run Rate Cost Savings (a)	60.8

Credit Agreement EBITDA	$668.3

As of
In millions	March 31, 2011

Short-Term Debt	$26.9
Long-Term Debt	2,553.1

Total Debt	$2,580.0
Less Adjustments(b)	752.3

Consolidated Secured Indebtedness	$1,827.7

Note:
(a)	As defined by the Credit Agreement, this represents projected cost savings expected by the Company to be realized as a result of specific actions taken or expected to be taken prior to or within twelve months of the period in which Credit Agreement EBITDA is to be calculated, net of the amount of actual benefits realized or expected to be realized from such actions.

The terms of the Credit Agreement limit the amount of projected run rate cost savings that may be used in calculating Credit Agreement EBITDA by stipulating that such amount may not exceed the lesser of (i) ten percent of EBITDA as defined in the Credit Agreement for the last twelve-month period (before giving effect to projected run rate cost savings) or (ii) $100 million. As a result, in calculating Credit Agreement EBITDA above, the Company used projected run rate cost savings of $60.8 million, or ten percent of EBITDA, as calculated in accordance with the Credit Agreement, which amount is lower than total projected cost savings identified by the Company, net of actual benefits realized for the twelve month period ended March 31, 2011. Projected run rate cost savings were calculated by the Company solely for its use in calculating Credit Agreement EBITDA for purposes of determining compliance with the maximum consolidated secured leverage ratio contained in the Credit Agreement and should not be used for any other purpose.

(b)	Represents consolidated indebtedness/securitization that is either (i) unsecured, or (ii) Permitted Subordinated Indebtedness as defined in the Credit Agreement, or secured indebtedness permitted to be incurred by the Company’s foreign subsidiaries per the Credit Agreement.
If inflationary pressures on key inputs resume, or depressed selling prices, lower sales volumes, increased operating costs or other factors have a negative impact on the Company’s ability to increase its profitability, the Company may not be able to maintain its compliance with the financial covenant in its Credit Agreement. The Company’s ability to comply in future periods with the financial covenant in the Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control, and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies and meet its profitability objective. If a violation of the financial covenant or any of the other covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Credit Agreement and the indentures governing the Notes have certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Credit Agreement is collateralized by substantially all of the Company’s domestic assets.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2011
Net Tons Sold (000’s):
Paperboard Packaging	600.4
Flexible Packaging	63.9

Total	664.3	—	—	—

Net Sales ($ Millions):
Paperboard Packaging	$825.0
Flexible Packaging	175.6

Total	$1,000.6	$—	$—	$—

2010
Net Tons Sold (000’s):
Paperboard Packaging	627.6	655.1	646.0	621.6
Flexible Packaging	68.5	66.9	68.2	61.8

Total	696.1	722.0	714.2	683.4

Net Sales ($ Millions):
Paperboard Packaging	$834.6	$867.8	$873.3	$843.7
Flexible Packaging	169.5	168.7	169.5	167.9

Total	$1,004.1	$1,036.5	$1,042.8	$1,011.6